[Quantum Letterhead]
August 31, 2017
Mr. Raghavendra Rau
[Address]

Dear Raghu:

We are pleased to offer you the position of Executive Chair of the Board of Directors (the “Board”) of Quantum Corporation (“Quantum”), with a start date of September 1, 2017. As Executive Chair, you will report directly to the Board and will perform such duties, consistent with the Executive Chair position, as will reasonably be assigned to you by the Board. This is intended to be a part-time, temporary position equivalent to 16 hours per week with an expected term of nine months, though this is an at-will appointment and may be terminated sooner or extended, by mutual agreement, to a later date by the Board at any time in its discretion. This offer replaces all other forms of compensation from your position as a non-employee board member.

As an employee of Quantum, you will receive an annualized base salary of $240,000, or $20,000 per month, paid bi-weekly. Because this is a temporary position, you will not be eligible for participation in the Quantum Executive Officer Incentive Plan nor Quantum Benefits.

Your annual equity award will consist of a one-time Restricted Stock Unit (“RSU”) grant equivalent to a grant date value of $450,000 with the actual number of shares determined based on the closing stock price on September 1, 2017. The annual equity grant will cliff vest after one year, on September 1, 2018, provided that, if your Executive Chair service ends prior to the expected term of nine months or Board service ends prior to September 1, 2018, in each case, for any reason other than voluntary resignation or termination for cause, then vesting will accelerate for any unvested shares, effective upon the end of your Board service. If you voluntarily resign from your position as Executive Chair before the expected term of nine months or Board service prior to September 1, 2018 or are terminated for cause, any unvested shares will be forfeited. If you are terminated from your position without cause and following a Change of Control (“CoC”), then vesting will accelerate in accordance with the terms of your Director Change of Control Agreement, dated as of March 31, 2017. No other severance will be offered due to the interim nature of this role.

Please contact me if you have any questions.

Sincerely,

/s/ Adalio T. Sanchez
Adalio T. Sanchez
Chairman, Leadership and Compensation Committee
Quantum Corporation

I understand and accept the terms of this agreement and agree to comply with all Quantum and Board policies and procedures, including those described in Quantum’s Business Conduct and Ethic’s Policy, Section 16 Policy, Insider Trading Policy, and Corporate Governance Principles.

Signed: /s/ Raghu Rau            Date: August 31, 2017
Raghu Rau

cc:     Compensation
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